EXHIBIT 99.6

April 25, 2002

Board of Directors

Actionpoint, Inc.

1299 Parkmoor Avenue

San Jose, CA 95126

Members of the Board:

We consent to the inclusion of our opinion letter to the Board of Directors of Actionpoint, Inc. ("Actionpoint") as Annex B to the joint proxy statement/prospectus of Actionpoint and Captiva Software Corporation ("Captiva") relating to the proposed merger involving Actionpoint and Captiva and references to our opinion letter in the joint proxy statement/prospectus under the captions "Summary - Opinion of Actionpoint Financial Advisor," "The Merger - Opinion of Actionpoint Financial Advisor," and "The Merger - Interests of Actionpoint Financial Advisor." In giving this consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for the purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

Pacific Crest Securities Inc.